Exhibit 99.1

January 20, 2006

The Student Loan Corporation Announces
Year-End and Fourth Quarter Earnings

Stamford, CT: The Student Loan Corporation (NYSE:STU) today reported net income of $309.0 million ($15.45 basic earnings per share) for 2005, an increase of $24.0 million (8%), compared to net income of $285.0 million ($14.25 basic earnings per share) for 2004. The improvement in net income was primarily attributable to an increase in gains on securitizations and loan sales of $86.3 million (after tax) compared to 2004, partially offset by $12.0 million (after tax) of securitization-related impairment charges and other mark-to-market changes. In 2005, $4.9 billion of loans were securitized or sold, compared to $2.1 billion in 2004. The benefits of the increased securitization gains in 2005 were partially offset by a $34.2 million (after tax) reduction in floor income, and increased operating expenses of $11.3 million (after tax) for 2005, compared to 2004.

Fourth quarter 2005 net income of $79.0 million ($3.95 basic earnings per share) was $6.2 million (9%) higher than that of the fourth quarter of 2004. The increase in net income was primarily attributable to an increase in gains on securitizations and other asset sales of $25.7 million (after tax). The increase in gains was partially offset by a $9.4 million (after tax) reduction in floor income and $10.1 million (after tax) of reductions due to spread reduction and various other factors.

During the year ended December 31, 2005, the Company’s managed student loan assets grew by $3.8 billion (14%) to $30.5 billion. Combined Federal Family Education Loan Program (FFELP) Stafford and PLUS loan disbursements and new CitiAssist Loan commitments totaling $4.9 billion for 2005 increased $404 million (9%) compared to 2004. FFELP Stafford and PLUS loan disbursements of $3.2 billion increased $168 million (6%), and new CitiAssist Loan commitments of $1.7 billion increased $236 million (17%). In addition, secondary market and other loan procurement activities added approximately $6.0 billion of loans to the Company’s student loan portfolio during 2005, representing an increase of $2.6 billion (77%) compared to 2004. Approximately 95% of this secondary market and other loan procurement volume is composed of FFELP Consolidation Loans. For the fourth quarter of 2005, the Company’s FFELP loan disbursements and CitiAssist Loan commitments totaled $888 million, $29 million (3%) more than that of the same period of 2004.

The Company’s total revenue of $635.7 million for 2005 was $41.2 million (7%) higher than total revenue of $594.5 million for the same period of 2004. Total gain on sale of loans and fee and other income increased $114.3 million, primarily attributable to an increase in gains on sale of student loans of $112.3 million (pretax) relating to securitization and other asset sales, as described above, net of securitization-related impairments and other charges. Net interest income of $493.0 million for 2005 was $68.0 million (12%) lower than net interest income of $561.0 million for 2004. The net interest margin for 2005 was 1.87%, a decrease of 41 basis points from 2.28% for 2004. The decreases in the net interest income and margin were primarily attributable to a $56.3 million (pretax) decrease in floor income for 2005 compared to 2004. Floor income, as defined by management, is the amount of additional interest income generated when interest margin exceeds the minimum expected spreads. It usually occurs in declining short-term interest rate environments when the Company’s cost of funds declines while borrower and government subsidized interest rates remain fixed. Floor income may be further reduced in the future should short-term interest rates continue to rise. Floor income is a non-GAAP financial measure that is described in more detail in the Company’s 2004 Annual Report and Form 10-K.

Total revenue of $169.7 million for the fourth quarter of 2005 was $10.9 million (7%) higher than revenue for the same period of 2004. The increase in revenue was primarily attributable to a $40.7 million (pretax) increase in gain on sale, net of securitization-related impairments, partially offset by a $15.5 million (pretax) reduction in floor income for the fourth quarter of 2005 compared to the same period of 2004. The net interest margin for the fourth quarter of 2005 was 1.70%, 54 basis points lower than the margin for the fourth quarter of 2004, primarily due to the reduction in floor income.

Total operating expenses of $149.0 million for 2005 were $16.7 million (13%) higher than that of 2004. The increases reflect the incremental payroll and other operating costs to originate, service, and administer the larger managed loan portfolio, as well as ongoing infrastructure improvements. The Company’s operating expense ratio (operating expenses as a percentage of average managed student loans) for 2005 was 0.51%, two basis points lower than that of 2004. Expenses for the fourth quarter of 2005 increased by $1.4 million (4%) from that reported for the same quarter of 2004. The Company’s fourth quarter 2005 expense ratio of 0.53% was six basis points lower than the expense ratio for the same period of 2004.

The Company’s provision for loan losses for 2005 was $13.2 million, $5.2 million higher than the provision for 2004. These increases were primarily attributable to a third party servicer that lost its Exceptional Performer designation, as well as increases in the size of the CitiAssist Loan portfolio in repayment. The Exceptional Performer designation is granted by the Department of Education in recognition of an exceptional level of performance in servicing federally guaranteed student loans. Currently, a recipient of this designation receives 100% reimbursement on all eligible FFELP claims as long as the recipient continues to meet eligibility standards. See the Company’s 2004 Annual Report and Form 10-K for further information. The provision for loan losses for the fourth quarter of 2005 was $5.3 million, an increase of $3.8 million from the same period of 2004.

The Company’s full year return on equity for 2005 was 24.8% compared to 27.3% in 2004. The fourth quarter 2005 return on equity was 23.6%, compared to 25.8% for the same period of 2004.

The Company’s Board of Directors declared a regular quarterly dividend on the Company’s common stock of $1.08 per share. The dividend will be paid March 1, 2006 to shareholders of record on February 15, 2006.

The Company also announced that its Annual Meeting of Shareholders would be held on May 18, 2006 in New York City. A record date of March 31, 2006 has been established to determine shareholders entitled to vote at the meeting.

The Student Loan Corporation is one of the nation’s leading originators and holders of insured student loans. Citibank, N.A., a subsidiary of Citigroup Inc., is the largest shareholder in the Company with an 80% interest.

For information or inquiries regarding student loan accounts, please call 1-800-967-2400. Hearing impaired customers with Telecommunication Devices for the Deaf (TDD) may call 1-800-846-1298. Information is also available on the Company’s Web site at http://www.studentloan.com.

FORWARD-LOOKING STATEMENTS

Certain statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  The Company’s actual results may differ materially from those suggested by the forward-looking statements, which are typically identified by the words or phrases “believe”, “expect”, “anticipate”, “intend”, “estimate”, “target”, “may increase”, “may fluctuate”, “may result in”, “are projected”, “will”, “should”, “would”, “could” and similar expressions.  These forward-looking statements involve risks and uncertainties including, but not limited to, general economic conditions, including the performance of financial markets, interest rates; and the effects of future legislative and regulatory changes, including those affecting the interest rates borrowers pay on certain loans and the magnitude of certain loan subsidies, which will determine the floor income benefit to the Company on Stafford Loans; and the persistence of lower risk-sharing liabilities.

Press Contact:	Mark Rodgers	212-559-1719
Investor Relations:	Bradley Svalberg	203-975-6292

THE STUDENT LOAN CORPORATION
BALANCE SHEETS
(Dollars in thousands)

	December 31,	December 31,
	2005	2004
ASSETS
Federally insured student loans	$17,508,605	$18,735,333
Private education loans	4,812,443	3,648,630
Deferred origination and premium costs	706,736	541,814
Less: allowance for loan losses	(4,990)	(5,046)
Student loans, net	23,022,794	22,920,731
Other loans and lines of credit	50,085	32,518
Loans held for sale	2,067,937	1,930,300
Cash	1,152	628
Other assets	845,729	568,664

Total Assets	$25,987,697	$25,452,841

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings, from principal shareholder	$10,781,100	$20,986,000
Long-term borrowings, from principal shareholder	13,200,000	2,800,000
Deferred income taxes	289,843	186,082
Other liabilities	354,909	333,852

Total Liabilities	24,625,852	24,305,934

Common stock, $0.01 par value; authorized 50,000,000
shares; 20,000,000 shares issued and outstanding	200	200
Additional paid-in capital	139,383	139,176
Retained earnings	1,222,262	999,702
Accumulated other changes in equity from nonowner sources	-	7,829

Total Stockholders' Equity	1,361,845	1,146,907

Total Liabilities and Stockholders' Equity	$25,987,697	$25,452,841

AVERAGE LOANS	$26,305,182	$24,558,094
(year-to-date)
AVERAGE MANAGED STUDENT LOANS	$29,236,606	$25,157,517
(year-to-date)
MANAGED STUDENT LOANS AT END OF PERIOD	$30,523,414	$26,690,611
(year-to-date)

Certain prior period balances have been reclassified to conform to the current period's presentation.

THE STUDENT LOAN CORPORATION
STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004
REVENUE
Interest income	$354,616	$265,929	$1,300,849	$939,187
Interest expense to principal shareholder	242,754	122,887	807,808	378,191
Net interest income	111,862	143,042	493,041	560,996
Less: provision for loan losses	(5,329)	(1,499)	(13,157)	(7,989)
Net interest income after provision for loan losses	106,533	141,543	479,884	553,007
Gain on sale of loans	54,961	13,130	152,715	23,473
Fee and other income	8,211	4,171	3,106	18,005
Total revenue, net	169,705	158,844	635,705	594,485

OPERATING EXPENSES
Salaries and employee benefits	12,318	11,430	47,717	37,232
Other expenses	28,584	28,023	101,238	95,030
Total operating expenses	40,902	39,453	148,955	132,262
Income before income taxes and extraordinary item	128,803	119,391	486,750	462,223
Income taxes	49,842	46,650	183,255	177,267
Income before extraordinary item	78,961	72,741	303,495	284,956
Gain on extinguishment of trust, net of taxes of $3,448 for
the year ended December 31, 2005	-	-	5,465	-
NET INCOME	$78,961	$72,741	$308,960	$284,956

DIVIDENDS DECLARED	$21,600	$18,000	$86,400	$72,000

BASIC AND DILUTED EARNINGS PER COMMON SHARE
(based on 20 million average shares outstanding)

Income before extraordinary item	$3.95	$3.64	$15.18	$14.25
Extraordinary item	-	-	0.27	-
NET INCOME	$3.95	$3.64	$15.45	$14.25

DIVIDENDS DECLARED PER COMMON SHARE	$1.08	$0.90	$4.32	$3.60

OPERATING RATIOS
Net interest margin	1.70%	2.24%	1.87%	2.28%
Operating expenses as a percentage of average managed student loans	0.53%	0.59%	0.51%	0.53%
Return on Equity	23.6%	25.8%	24.8%	27.3%

Certain prior period balances have been reclassified to conform to the current period's presentation.